July 31, 2004



Mr. J. Michael Parish
Chairman
Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04102

         RE:      Contractual Waivers and Reimbursements

Dear Mike:

         Bainbridge Capital Management, LLC agrees to waive its fees and reimburse expenses as necessary to ensure that total annual operating expenses for Investors Bond Fund and TaxSaver Bond Fund (the "Funds") are not in excess of the following:

------------------------------------------ -----------------------------------------
                                                         % OF AVERAGE
FUND                                                      NET ASSETS
------------------------------------------ -----------------------------------------
------------------------------------------ -----------------------------------------
Investors Bond Fund                                          0.95
------------------------------------------ -----------------------------------------
------------------------------------------ -----------------------------------------
TaxSaver Bond Fund                                           0.95
------------------------------------------ -----------------------------------------

         This agreement can only be terminated or amended upon the approval of the Board of Trustees of Forum Funds and is automatically terminated if either party is no longer a service provider to the Funds. Unless otherwise amended or terminated, this agreement will terminate on July 31, 2005.



/S/ CARL A. BRIGHT
-----------------------------------------------------
Bainbridge Capital Management, LLC
Vice President